Exhibit 99.1

For Immediate Release

Contacts:
Chiron Vaccines	Buchanan Communications
Corporate Communications	Tel: +44 (0)207 466 5000
Tel: +44 (0)1865 332600

Chiron Corporation
Corporate Communications & Investor Relations
Media: (510) 923-6500
Investors: (510) 923-2300

PowderMed:
PowderMed	Northbank Communications
Chief Executive	Dr Douglas Pretsell
Tel: +44 (0)7801 865 803	Sue Charles
Tel: +44 (0)207 886 8150

CHIRON VACCINES SPINS OUT POWDER INJECTION THERAPEUTIC DNA VACCINE PROGRAMMES TO POWDERMED LTD

OXFORD, U.K., May 17, 2004 – Chiron Vaccines, a business unit of California-based Chiron Corporation (NASDAQ: CHIR), announces today that it has spun out the powder injection DNA vaccine technology and related development programmes it acquired as part of its 2003 acquisition of PowderJect Pharmaceuticals PLC to newly formed therapeutic vaccine company, PowderMed Ltd. PowderMed is led by PowderJect’s former head of R&D, Dr. Clive Dix, and a number of its former senior R&D managers.

Under the terms of the agreement, PowderMed’s backers, the leading venture capital companies Schroder Ventures Life Sciences, Advent Venture Partners, Abingworth Management Ltd. and Oxford Bioscience Partners, will invest £20 million in the new company to progress the development of therapeutic DNA vaccines based on the powder injection technology. Chiron Vaccines will retain a minority equity stake in PowderMed as consideration for the transferred technology. The DNA vaccine programmes will be based in PowderMed’s development facility, which is located in the former PowderJect development laboratories in Oxford, U.K. As part of the transaction Chiron Vaccines will transfer the lease on the Oxford development facilities, and a number of scientists located at the site, to PowderMed.

“We believe that powder injection has great potential as a novel vaccine delivery technique,” said John Lambert, President of Chiron Vaccines. “Although the technology platform does not fit with Chiron Vaccines’ R&D pipeline, we are pleased that its development will continue under the stewardship of PowderMed, with its experienced management team and first class financial backers.”

PowderMed will focus its development expertise on the therapeutic DNA vaccine collaborations with GlaxoSmithKline, particularly in the HIV field, and with the Ludwig Institute for Cancer Research in the field of lung cancer. PowderMed will also progress an in-house therapeutic DNA vaccine programme for genital herpes, for which Chiron Vaccines will retain an option to market the product in the United States.

Commenting on the agreement with Chiron Vaccines, Dr. Clive Dix, Chief Executive of PowderMed, said, “We are very excited to be progressing the powder injection vaccine technology. The PowderMed team are highly experienced development scientists who have worked with the technology for many years, and are therefore well placed to drive these therapeutic DNA vaccine programmes to market. Numerous studies have shown that by accurately targeting the immune cells of the skin, powder injection offers the prospect of a step change in the field of therapeutic vaccines. PowderMed is focused on building on this solid clinical foundation to rapidly develop a number of life-saving treatments.”

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s consistent success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform public health.

About Chiron Vaccines

Chiron Vaccines, the world’s fifth-largest vaccines business, is headquartered in Oxford, United Kingdom, and has facilities located throughout Europe, the United States and Asia.  Chiron Vaccines is the world’s second-largest manufacturer of flu vaccines and has important meningitis, pediatric and travel vaccine franchises.  Chiron Vaccines is the leading vaccine manufacturer in the United Kingdom, Germany and Italy.  The company’s portfolio of products includes vaccines for influenza, meningitis C, yellow fever, rabies, tick-borne encephalitis, haemophilus influenzae B (Hib), polio, mumps, measles and rubella (MMR) and diphtheria, tetanus and pertussis (whooping cough). For further information about Chiron Vaccines, visit the website www.chironvaccines.com.

This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended March 31, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron’s out-licensing activities will generate significant revenue, nor that its in- licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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